Exhibit 10.1

625 WESTPORT PKWY., GRAPEVINE, TX. 76051 P: 817 424 2000 F: 817 424 2002

October 11, 2019

Via Email

Bernard R. Colpitts, Jr.

Subject: Offer Letter – Senior Vice President, Chief Accounting Officer

Dear Bernard,

Congratulations! I am pleased to offer you the position of Senior Vice President, Chief Accounting Officer at GameStop, effective October 28, 2019. In your new position, your starting annualized salary will be $375,000.00 per year ($14,423.08 bi-weekly pay period), less applicable taxes.

You will be eligible for an annual bonus targeted at 60% of your base salary. Such participation is subject to the terms of the company’s short-term incentive program and certain performance metrics. A bonus, if any, will be pro-rated based on your time in position for fiscal year 2019, which runs from February 2019 through January 2020.

You will be eligible to participate in the Company's long-term incentive (LTI) program and will receive future grants, appropriate to your organizational level, beginning when the Compensation Committee next elects to issue any such grant. Grants at your level have typically targeted a value of $300,000 and are comprised of 50% cash and 50% stock, in each case vesting over a three-year period. However, the terms of any future awards will be determined by our Compensation Committee. Given the current practice and targeted value, here is an example of how LTI awards at this level pay out over the next three years:

•	March 2021 - $100,000 vesting ($50,000 in Restricted Stock Shares and $50,000 cash)

•	March 2022 - $200,000 vesting ($100,000 in Restricted Stock Shares and $100,000 cash)

•	March 2023 - $300,000 vesting ($150,000 in Restricted Stock Shares and $150,000 cash)

Based on your organization level and hire date, you also qualify for a pro-rated LTI award of $100,000, less applicable taxes, which will pay out one-third each year over a three-year vesting schedule on the terms described below:

•	March 2020 - $33,333 cash vesting

•	March 2021 - $33,333 cash vesting

•	March 2022 - $33,334 cash vesting

GameStop’s bonus and long-term incentive programs are based on company performance and are subject to change at any time, at the Company’s discretion, based upon the results and needs of the business.

On the 61st day from your official date of hire, you will be eligible to participate in the Company’s health (including dental and vision) benefits program, as well as be automatically covered in the Company’s company-paid life insurance program and, after 90 days, the long-term disability program. You will begin accruing vacation on your start date and will be eligible for three (3) weeks of vacation per year. On the first of the month following 60 days from your official date of hire, you may enroll in the GameStop 401(k)-plan; after one year of service with GameStop, you will be eligible for the 401(k)-plan company match.

This offer is contingent upon successful completion of the following by both you and GameStop, TX Ltd.

•	Background check

•	Signing letter of acceptance

•	Signing non-compete agreement

•	Signing of Acknowledgement and participation in GameStop’s internal dispute resolution program (GameStop C.A.R.E.S.); this document will be covered and signed during your new hire orientation

Consistent with all roles in the organization, employment will be on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. Any modification of any of the terms of your employment must be made in writing and signed by a GameStop, Inc. executive officer to be valid and enforceable.

If you wish to accept this offer, please sign this letter in the space provided for your signature below within the next two (2) business days. To complete the acceptance procedure, you must also execute the accompanying agreement covering various non-compete, non-solicitation and confidentiality issues. Please return the signed offer letter to Denyse Medlenka by email.

Bernard, we are so pleased and excited that you have chosen to become a part of GameStop and look forward to the energy and experience you will bring to our growing organization. If you have any questions or concerns, please feel free to contact me.

Sincerely,

/s/ Jim Bell
Jim Bell
EVP & Chief Financial Officer

Accepted By:	/s/ Bernard R. Colpitts, Jr.	10-14-19
	Bernard R. Colpitts, Jr.	Date

2